Exhibit 10.2

[Letterhead of Seller]

                     , 2012

Primus Telecommunications Holding, Inc.

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

Re:	10% Senior Secured Notes due 2017 of

Primus Telecommunications Holding, Inc. (the “Securities”)

Ladies and Gentlemen:

Subject to the terms and conditions set forth herein, this letter agreement confirms the sale (the “Sale”) to Primus Telecommunications Holding, Inc. (the “Company”) by the undersigned (“Seller”), and the purchase by the Company from Seller, of $         aggregate principal amount of Securities at an aggregate purchase price of $        , together with accrued and unpaid interest thereon to but not including the date of the consummation of the Sale (the “Purchase Price”). The Securities are governed by the Indenture, dated as of July 7, 2011 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as Trustee and as Collateral Agent (the “Trustee”). Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings ascribed to such terms in the Indenture.

In furtherance of the foregoing, Seller hereby acknowledges, represents, warrants, covenants and agrees as follows:

1.	Seller is the beneficial owner of $ aggregate principal amount of the Securities (the “Seller Notes”), and no other person or entity has a direct or indirect beneficial interest in any of the Seller Notes.

2.	The Company has informed Seller that (i) the Company may have material, non-public, confidential information concerning the Company and its affiliates and the Securities (collectively, the “Information”), and (ii) the Company has not disclosed and does not intend to disclose such Information to Seller.

3.	Seller is a “qualified institutional buyer” as defined under the Rule 144A promulgated under the Securities Act of 1933, as amended. Seller is engaged in the business of investing in securities such as the Securities, and as such, is a sophisticated, experienced and well-informed investor, capable of evaluating the merits and economic risks which may be associated with a sale or purchase of the Seller Notes. Seller has independently and without reliance upon the Company or its agents made its own analysis and decision, in reliance on its own financial, legal and tax advisors, to enter into the transactions contemplated hereby.

4.	The Information may be indicative of a value of the Securities that is substantially different than the purchase price to be paid by the Company and reflected in the Sale, and Seller understands the disadvantages to which Seller may be subject on account of the disparity of information regarding the Company and its affiliates and the Securities as between Seller and the Company.

5.	The Company is relying on this letter agreement in engaging in the Sale, and would not engage in the Sale in the absence of this letter agreement. Seller has not relied and is not relying on any Information or on any representations, warranties or covenants not expressly set forth in this letter agreement.

6.	Subject to any requirements of applicable law or legal, regulatory or administrative process, Seller will not, without the prior written consent of the Company, disclose to any person or entity (i) material non-public information, if any, regarding the Company that, without limiting the provisions of paragraph 2 above, is disclosed to Seller in connection with entering into this letter agreement or the Sale, and (ii) the fact that this agreement exists and that the Company is engaged in discussions with the undersigned or its agents or representatives concerning the Sale.

7.	The obligation of the Company to purchase the Securities from Seller is subject to (i) the Company entering into definitive agreements, having such terms and conditions as may be acceptable to the Company in its sole discretion, with other holders of Securities who together hold an aggregate principal amount of Securities which, together with the Seller Notes, constitute a majority of the outstanding Securities (exclusive of Securities held by the Company or any Guarantor) and (ii) the execution and delivery by the Company, the Guarantors and the Trustee of a supplemental indenture, having such terms and conditions as may be acceptable to the Company in its sole discretion, to memorialize the amendments to the Indenture referenced in paragraph 8 below. In the event the transactions contemplated by this letter agreement have not been consummated on or before September 21, 2012 (the “Termination Date”), this letter agreement shall terminate, and all obligations and liabilities of the parties hereunder shall terminate, except for liabilities arising out of any breach of this letter agreement prior to the date of termination.

8.	Effective as of the date hereof, Seller hereby irrevocably consents to, and authorizes the Company, the Guarantors and the Trustee (who shall be a third-party beneficiary of this paragraph) to execute and deliver a supplemental indenture to give effect to the following amendments of the Indenture:

(i)	the deletion of Section 3.08 (Offer to Purchase by Application of Excess Proceeds), Section 4.03 (Reports), Section 4.04 (Compliance Certificate), Section 4.05 (Taxes), Section 4.06 (Stay, Extension and Usury Laws), Section 4.07 (Restricted Payments), Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), Section 4.10 (Asset Sales), Section 4.11 (Transactions with Affiliates), Section 4.13 (Business Activities), Section 4.14 (Corporate Existence), Section 4.15 (Offer to Repurchase Upon a Change of Control) and Section 4.18 (Payments for Consents),

(ii)	the amendment and restatement of Section 4.09 (Incurrence of Indebtedness and Issuance of Disqualified Stock) to provide, in lieu of the current provisions of Section 4.09, that Primus Telecommunications Group, Incorporated (“PTGi”) shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (A) incur any Priority Lien Debt in an aggregate principal amount at any time outstanding in excess of the Priority Lien Cap, (B) incur any Parity Lien Debt in an aggregate principal amount at any time outstanding that, together with the aggregate principal amount of Securities then outstanding, is in excess of the Parity Lien Cap or (C) incur any Junior Lien Debt in an aggregate principal amount at any time outstanding in excess of the Junior Lien Cap, and for the avoidance of doubt, PTGi and its Restricted Subsidiaries may without restriction incur any Indebtedness not otherwise constituting Priority Lien Debt, Parity Lien Debt or Junior Lien Debt,

(iii)

the amendment and restatement of Section 4.12 (Liens) to provide, in lieu of the current provisions of Section 4.12, that PTGi shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired that secures Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, except for (A) Priority Liens held by the Collateral Trustee securing (1) Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Priority Lien Cap and (2) all other Priority Lien Obligations, (B) Parity Liens held by the Collateral Trustee securing (1) Parity Lien Debt incurred after the date of the Indenture in an aggregate principal amount (as of the date of incurrence of any Parity Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom) (together with all Securities issued on the date of the Indenture still outstanding at such time), not exceeding the Parity Lien Cap and (2) all other Parity Lien Obligations, and (C) Junior Liens held by the Collateral Trustee securing (i) Junior Lien Debt in an aggregate principal amount (as of the date of incurrence of any Junior Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Junior Lien Cap and (2) all other Junior Lien Obligations, and for the avoidance of doubt, PTGi and its Restricted Subsidiaries may without restriction create, incur, assume or suffer to exist any Permitted Lien or any Permitted Priority Lien,

(iv)	the amendment of the definition of “Priority Lien Cap” to read in its entirety as follows: “‘Priority Lien Cap’ means $275.0 million,”

(v)	the amendment of the definition of “Parity Lien Cap” to read in its entirety as follows: “‘Parity Lien Cap’ means the sum of (1) the Notes outstanding as of the date of determination plus (2) $275.0 million,”

(vi)	the amendment of the definition of “Junior Lien Cap” to read in its entirety as follows: “‘Junior Lien Cap’ means $275.0 million.

(vii)	the amendment and restatement of Section 4.17 (Designation of Restricted and Unrestricted Subsidiaries) to provide that the Board of Directors may designate any Restricted Subsidiary which would qualify as an Unrestricted Subsidiary to be an Unrestricted Subsidiary and may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and in connection therewith the definition of “Unrestricted Subsidiary” shall be amended to delete therefrom the clause limiting the terms of agreements, contracts, arrangements and understandings between an Unrestricted Subsidiary and PTGi or any Restricted Subsidiary of PTGi,

(viii)	the deletion of the “Events of Default” specified in clauses (e), (f), (i) and (j) of Section 6.01,

(ix)	the amendment and restatement of clauses (a)(1) through (a)(4) of Section 5.01 and clause (b) of Section 5.01 (Merger, Consolidation or Sale of Assets) to provide, in lieu of the current provisions of clauses (a)(1) through (a)(4) of Section 5.01 and clause (b) of Section 5.01, that PTGi and the Company shall be limited from consolidating, merging or amalgamating with or into another Person or selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of PTGi, the Company and their respective Restricted Subsidiaries taken as a whole, to another Person, unless (a) PTGi or the Company, as applicable, is the surviving corporation, or the Person formed by or surviving any such consolidation or merger or amalgamation (if other than PTGi or the Company) or the Person to which such sale, assignment, transfer, conveyance or disposition has been made (the “Successor Person”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Securities is a corporation organized or existing under any such laws, and (b) the Successor Person assumes all of the obligations of PTGi or the Company, as applicable, under the Securities, the Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee, and

(x)	certain other changes to the Indenture that are of a technical or conforming nature, including the deletion of those provisions and definitions from the Indenture that are no longer necessary as a result of the elimination or modification of the foregoing provisions and cross-references to the provisions in the Indenture that have been deleted or amended as a result of the proposed amendments (the amendments, deletions and modifications described in the foregoing clauses (i) through (x) being collectively referred to as the “Indenture Amendments”);

provided, that the Indenture Amendments and any related supplemental indenture shall not become operative unless funds sufficient to pay the purchase price to consummate the Sale are deposited with the Trustee for payment to Seller (or directly paid to Seller at the election of the Company) against delivery of the Seller Notes, in each case on or prior to the Termination Date. The Company and Seller acknowledge and agree that the Purchase Price relates exclusively to the purchase and sale of the Seller Notes, and the consent of Seller set forth in this paragraph 8 is being provided by Seller without consideration or inducement therefor.

Seller further agrees to instruct its custodian and/or DTC Participant through which it beneficially holds Securities and The Depository Trust Company and/or its nominee, Cede & Co., to execute such instruments or other documents and to take such actions as may be necessary to effect the transfer and assignment of the Seller Notes to the Company and to effect the consent of Seller to the Indenture Amendments and to otherwise give effect to the Indenture Amendments with respect to the Securities it beneficially holds as contemplated hereby.

9.	This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. If any of the terms set forth in this letter agreement, or any part thereof, should, for any reason whatsoever, be declared invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remainder of such terms shall not thereby be adversely affected. This letter agreement sets forth the entire understanding between the parties and cannot be changed or amended except by written agreement executed by authorized representatives of each of the parties hereto. This letter agreement may be executed in counterparts. This letter agreement shall be governed by the laws of the State of New York, without regard to its conflict of law principles.

[SELLER]

By:
Name:
Title:

Agreed to and accepted:

PRIMUS TELECOMMUNICATION HOLDING, INC.

By:
Name:
Title:

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